Exhibit 99.1

Visa Announces Retirement of John Partridge, President of Visa Inc.

Foster City, CA, December 12 — Visa Inc. (NYSE: V) today announced that John Partridge will retire as the company’s president, effective March 31, 2013. In this role, Partridge leads the company’s technology, emerging product, processing and client services functions. Additionally, he spear-headed the integration of recent acquisitions, including CyberSource, PlaySpan and Fundamo.

John will continue to manage his portfolio of responsibilities through March, 2013 and work closely with Visa’s Chief Executive Officer, Charles W. Scharf, on a transition.

“I have known John for more than a decade and have tremendous respect for John’s leadership and all that he has accomplished at Visa,” said Charles W. Scharf, CEO of Visa Inc. “John and his teams have consistently delivered on our commitment to be the world’s most secure and reliable payments system, and I want to thank him for his years of dedication and service.”

During his 13 years with Visa, Mr. Partridge made several significant contributions to the company’s success and positioned Visa for future growth. Prior to his current role, Mr. Partridge served as chief operating officer of Visa Inc. and also led efforts to transform Visa from a membership association owned by financial institutions into a global, publicly traded company. He joined the company in 1999 as the first president and chief executive officer of Inovant — the company that owns and operates VisaNet, Visa’s electronic payment processing service.

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About Visa

Visa Inc. (NYSE:V) is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable digital currency. Underpinning digital currency is one of the world’s most advanced processing networks-VisaNet-that is capable of handling more than 20,000 transaction messages a second, with fraud protection for consumers and guaranteed payment for merchants. Visa is not a bank, and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit http://www.corporate.visa.com.

Forward Looking Statements

This release contains forward–looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements: (i) speak only as of the date they are made, (ii) are neither statements of historical fact nor guarantees of future performance and (iii) are subject to risks, uncertainties, assumptions and changes in circumstances that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from those forward-looking statements because of a variety of factors including the factors discussed in our most recent Annual Report on Form 10–K on file with the U.S. Securities and Exchange Commission. You should not place undue reliance on such statements. Unless required to do so by law, we do not intend to update or revise any forward–looking statement, because of new information or future developments or otherwise.

Contacts

Investor Relations: Jack Carsky or Victoria Hyde-Dunn, 650-432-7644, ir@visa.com

Media Relations: Erica Harvill, 650-432-1211, eharvill@visa.com